U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Reel Estate Services Inc.
(Exact name of Registrant as specified in its charter)

NEVADA	7819	98-0512515
(State or other jurisdiction of Incorporation or organization)	(Primary SIC Code Number)	(I.R.S. Employer Identification Number)

Reel Estate Services Inc 103 – 1575 W 10th Avenue Vancouver, B.C. Canada V6J 5L1 (Name and address of principal executive offices)		Empire Stock Transfer Inc. 2470 St. Rose Pkwy, Suite 304 Henderson, Nevada 89074 (702) 818-5898 (Agent for service of process)

Registrant’s telephone number, including area code: 604-714-5959      As soon as practicable after the effective date
Approximate date of commencement of proposed sale to the public:      of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [  ]

If this Form is filed to register securities for an offering to be made on a continuous or delayed basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER SHARE (1)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE (1)	AMOUNT OF REGISTRATION FEE (1)
Common Stock	1,650,000 shares	$0.02	$33,000	$3.53

(1)     Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE RERGISTRATION SHALL BECOME EFFECTIVE ON SUCH A DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

COPIES OF COMMUNICATION TO:
Karen Batcher
4252 Bonita Road, Suite 205
Bonita, CA 91902
Tel: (619) 475-7882
Fax: (619) 789-6262

SUBJECT TO COMPLETION, Dated January 22, 2007

PROSPECTUS
REEL ESTATE SERVICES INC.
1,650,000 SHARES
COMMON STOCK

The selling shareholders named in this are offering the 1,650,000 shares of our common stock offered through this prospectus.  The 1,650,000 shares offered by these selling shareholders represent approximately 52% of the total outstanding shares as of the date of this prospectus. We will not receive any proceeds from this offering.  We have set an offering price for these securities of $0.02 per share of our common stock offered through this prospectus.

	Offering Price	Underwriting Discounts and Commissions	Proceeds to Selling Shareholders
Per Share	$0.02	None	$0.02
Total	$33,000	None	$33,000

Our common stock is presently not traded on any market or securities exchange.  The sales price to the public is fixed at 0.02 per share until such time as the shares of our common stock are traded on the NASD Over-The-Counter Bulletin Board electronic quotation service.  Although we intend to apply for trading of our common stock on the NASD Over-The-Counter Bulletin Board electronic quotation service, public trading of our common stock may never materialize.  If our common stock becomes traded on the NASD Over-The-Counter Bulletin Board electronic quotation service, then the sale price to the public will vary according to prevailing market prices or privately negotiated prices by the selling shareholders.

The purchase of the securities offered through this prospectus involves a high degree of risk.  See section entitled “Risk Factors” on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Resale restrictions on transferring “penny Stocks” are sometimes imposed by some states, which may make transactions in our stock cumbersome and may reduce the value of an investment in our stock. Various state securities laws impose restrictions on transferring “penny stocks” and as a result, investors in the Common Stock may have their ability to sell their shares of the Common Stock impaired.  For example, the Utah Securities Commission prohibits brokers from soliciting buyers for "penny stocks", which makes selling them more difficult.

The Date of This Prospectus Is: January 22, 2007.

TABLE OF CONTENTS

                                                                                                                                                          PAGE

SUMMARY ____________________________________________________________________  3
RISK FACTORS ________________________________________________________________  4
Risks Related To Our Financial Condition and Business Model
(1)  If we do not obtain additional financing, we will not be able to conduct our business operations to the extent that we become profitable _______________________________ 5
(2)  Our Independent Auditor has indicated that he has substantial doubt about our ability to continue as a going concern, if true, you could lose your investment __________________________________________________________________  6
(3)  Because we anticipate our operating expenses will increase prior to our earning revenues, we may never achieve profitability ____________________________________  6
(4)  Because our president has only agreed to provide her services on a part-time basis, she may not be able or willing to devote a sufficient amount of time to our business operations, causing our business to fail __________________________  6
(5)  Because the directors of the company own 47.6% of our outstanding common stock, investors may find that corporate decisions influenced by the board of directors are inconsistent with the best interests of other stockholders _____________________________________________________________________ 6
(6)  Because our President and directors are Canadian Residents, difficulty may arise in attempting to effect service or process on them in Canada __________________________ 7
(7)   The success of our business depends on the continued use and growth of the Internet as a commerce platform ___________________________________________  7
(8)  Because we will rely on a third-party for hosting and maintenance of our website, mismanagement or service interruptions could significantly harm our business _________________________________________________________________ 7
(9)  Because we face significant competition our business may fail _____________________________  7
(10)  Evolving regulation of the Internet may adversely affect us  ______________________________  7
Risks Related To This Offering
(11)  If a market for our common stock does not develop, shareholders
may be unable to sell their shares _____________________________________________________   8
(12)  If a market for our common stock develops, our stock price may be volatile _________________  8
(13)  If the selling shareholders sell a large number of shares all at once or in blocks, the market price of our shares would most likely decline ___________________________ 8
(14)  Because our stock is a penny stock, shareholders will be more limited in their ability to sell their stock __________________________________________________  8
USE OF PROCEEDS _____________________________________________________________  9
DETERMINATION OF OFFERING PRICE ___________________________________________  9
DILUTION ____________________________________________________________________  10
SELLING SHAREHOLDERS ______________________________________________________ 10
PLAN OF DISTRIBUTION _______________________________________________________  13
LEGAL PROCEEDINGS _________________________________________________________  14
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL
PERSONS ____________________________________________________________________   14

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT _______________________________________________________________ 16
DESCRIPTION OF SECURITIES __________________________________________________ 17
INTEREST OF NAMED EXPERTS AND COUNSEL __________________________________  18
DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES ______________________________________________  19
ORGANIZATION WITHIN THE LAST FIVE YEARS __________________________________ 19
DESCRIPTION OF BUSINESS ____________________________________________________ 19
PLAN OF OPERATIONS ________________________________________________________  32
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS ________________________  34
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER
MATTERS ____________________________________________________________________   35
EXECUTIVE COMPENSATION ___________________________________________________ 37
FINANCIAL STATEMENTS ______________________________________________________ 39
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ________________________ 48
WHERE YOU CAN FIND MORE INFORMATION ____________________________________ 48

SUMMARY

As used in this prospectus, unless the context otherwise requires, “we”, “us”, “our” “Reel Estate Services” refers to Reel Estate Services Inc..  All dollar amounts in this prospectus are in U.S. dollars unless otherwise stated.  The following summary is not complete and does not contain all of the information that may be important to you.  You should read the entire prospectus before making an investment decision to purchase our common shares.

Reel Estate Services Inc.

Reel Estate Services Inc. (“Reel Estate” or the “Company”) was incorporated in Nevada as a development stage company on January 12, 2006 to create a web-based service that lists properties across the globe that are available for rental and/or use by film and television companies as filming locations. The company has not earned any revenues to date. We do not anticipate earning revenues until such time as we have completed our website and are able to accept postings of locations from a variety of sources.

The summarized financial data presented below is derived from and should be read in conjunction with our audited October 31, 2006 financial statements, including the notes to those financial statements, which are included elsewhere in this prospectus.

Balance Sheet Data                                          October 31, 2006 (audited)
Cash                                                                $  44,628
Total Current Assets                                         $  44,628
Liabilities                                                          $ -
Total Stockholder’s Equity                                $  44,628

Statement of Loss and Deficit                            From Inception (January 12, 2006) to
                                                                        October 31, 2006 (audited)
Revenue                                                           $ -
Net Loss for the Period                                    $ 3,372

We were incorporated on January 12, 2006 under the laws of the State of Nevada. Our principal offices are located at 103 – 1575 West 10th Avenue, Vancouver, British Columbia, Canada. Our telephone number is (604) 714-5959.

The Offering

Securities Being Offered	Up to 1,650,000 shares of our common stock.

Offering Price	The offering price of the common stock is $0.02 per share.We intend to apply to the NASD Over-the-Counter Bulletin Board electronic quotation service to allow the trading of our common stock upon our becoming a reporting entity under the Securities Exchange Act of 1934. If our common stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transaction negotiated by the selling shareholders. The offering price would thus be determined by market factors and the independent decisions of the selling shareholders.

Minimum Number of Shares To Be Sold in This Offering	None

Securities Issued and to be Issued	3,150,000 shares of our common stock are issued and outstanding as of the date of this prospectus. All of the common stock to be sold under this prospectus will be sold by existing shareholders and thus there will be no increase in our issued and outstanding shares as a result of this offering. The issuance to the selling shareholders was exempt due to the provisions of Regulation S.

Use of Proceeds	We will not receive any proceeds from the sale of the common stock by the selling shareholders.

Risk Factors	See “Risk Factors” and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in our common shares.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. The trading price of our common stock, when and if we trade at a later date, could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related To Our Financial Condition and Business Model

(1)  If we do not obtain additional financing, we will not be able to conduct our business operations to the extent that we become profitable

Our current operating funds will cover the initial stages of our business plan; however, we currently do not have any operations and we have no income. Because of this and the fact that we will incur significant legal and accounting costs necessary to maintain a public corporation, we will require additional financing to complete our development activities. We currently do not have any arrangements for financing and we may not be able to obtain financing when required.  We believe the only source of funds that would be realistic is through a loan from our president and the sale of equity capital.

(2)  Our Independent Auditor has indicated that he has substantial doubt about our ability to continue as a going concern, if true, you could lose your investment.

John Kinross-Kennedy, C.P.A., our independent auditor, has expressed substantial doubt about our ability to continue as a going concern given our lack of operating history and the fact to date have had no revenues. Potential investors should be aware that there are difficulties associated with being a new venture, and the high rate of failure associated with this fact.  We have incurred a net loss of $3,3372 for the period from January 12, 2006 (inception) to October 31, 2006 and have had no revenues to date. Our future is dependent upon our ability to obtain financing and upon future profitable operations from our website. These factors raise substantial doubt that we will be able to continue as a going concern.

Our financial statements included with this prospectus have been prepared assuming that we will continue as a going concern. Our auditor has made reference to the substantial doubt as to our ability to continue as a going concern in their audit report on our audited financial statements for the year ended October 31, 2006. If we are not able to achieve revenues, then we may not be able to continue as a going concern and our financial condition and business prospects will be adversely affected.

(3)  Because we anticipate our operating expenses will increase prior to our earning revenues, we may never achieve profitability

Prior to completion of our development stage, we anticipate that we will incur increased operating expenses without realizing any revenues. We therefore expect to incur significant losses into the foreseeable future. We recognize that if we are unable to generate significant revenues from our business development, we will not be able to earn profits or continue operations. There is no history upon which to base any assumption as to the likelihood that we will prove successful, and we may not be able to generate any revenues or ever achieve profitability. If we are unsuccessful in addressing these risks, our business will most likely fail.

(4)  Because our president has only agreed to provide her services on a part-time basis, she may not be able or willing to devote a sufficient amount of time to our business operations, causing our business to fail

Our President is self employed and developing a private marketing business. Because we are in the development stage of our business, Miss Balderson will not be spending a significant amount of time on our business. Miss Balderson expects to expend approximately 12 hours per week on our business. Competing demands on her time may lead to a divergence between her interests and the interests of other shareholders. None of the business Miss Balderson is involved with outside of Reel Estate Services Inc. will compete with the company.

(5)  Because the directors of the company own 47.6% of our outstanding common stock, investors may find that corporate decisions influenced by the board of directors are inconsistent with the best interests of other stockholders

The directors of the company own approximately 47.6% of the outstanding shares of our common stock. Accordingly, they will have a significant influence in determining the outcome of all corporate transactions or other matters, including mergers, consolidations and the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control. While we have no current plans with regard to any merger, consolidation or sale of substantially all of its assets, the interests of the directors may still differ from the interests of the other stockholders. Miss Balderson owns 1,000,000 common shares, Mr. Hunter owns 250,000 common shares and Mr. Pedersen owns 250,000 common shares for which they all paid $0.01 per share.

(6)  Because our President and directors are Canadian Residents, difficulty may arise in attempting to effect service or process on them in Canada

Because our officer and directors are Canadian residents, difficulty may arise in attempting to effect service or process on them in Canada or in enforcing a judgment against Reel Estate Services Inc.’s assets located outside of the United States.

(7)   The success of our business depends on the continued use and growth of the Internet as a commerce platform

The existence and growth of our service depends on the continued acceptance of the Internet as a commerce platform for individuals and enterprises. The internet could possibly lose its viability as a tool to buy and sell consumer items by the adoption of new standards and protocols to handle increased demands of Internet activity, security, reliability, cost, ease-of-use, accessibility and quality of service.  The acceptance and performance of the Internet has been harmed by “viruses,” “worms,” and “spy-ware”.  If for some reason the Internet was no longer widely accepted as a tool to buy and sell consumer items, the demand for our service would be significantly reduced, which would harm or cause our business to fail.

(8)  Because we will rely on a third-party for hosting and maintenance of our website, mismanagement or service interruptions could significantly harm our business

Our website will be hosted and maintained by a third party hosting service.  Any mismanagement, service interruptions, or damage to the data of our company or our customers, could result in the loss of customers, or other harm to our business.

(9)  Because we face significant competition our business may fail

Some of our competitors have long operating histories, greater financial, technical, and marketing resources.  Because we face competition from other companies offering similar services, the current and possible increase in competition may result in price reductions, reduced gross margins, and could have a material adverse effect on our business, financial condition, and results of operations.

(10)  Evolving regulation of the Internet may adversely affect us

As Internet commerce continues to evolve there may be increased regulation by federal, state and/or foreign agencies.  Any new regulations which restrict our business could harm or cause our business to fail.

Risks Related To This Offering

(11)  If a market for our common stock does not develop, shareholders may be unable to sell their shares

There is currently no market for our common stock and a market may never develop. We currently plan to apply for listing of our common stock on the Over-the-Counter Bulletin Board electronic quotation service upon the effectiveness of the registration statement of which this prospectus forms a part. However, our shares may never be traded on the Over-the-Counter Bulletin Board electronic quotation service or, if traded, a public market may never materialize. If our common stock is not traded on the Over-the-Counter Bulletin Board electronic quotation service or if a public market for our common stock does not develop, investors may not be able to re-sell the shares of our common stock that they have purchased and may lose all of their investment.

(12)  If a market for our common stock develops, our stock price may be volatile

If a market for our common stock develops, we anticipate that the market price of our common stock will be subject to wide fluctuations in response to several factors, including:

  the evolving demand for our service;
  our ability or inability to arrange for financing;
  our ability to manage expenses;
  changes in our pricing policies or our competitors; and
  global economic and political conditions.

Further, if our common stock is traded on the Over-the-Counter Bulletin Board electronic quotation service, our stock price may be impacted by factors that are unrelated or disproportionate to our operating performance. These market fluctuations may adversely affect the market price of our common stock.

(13)  If the selling shareholders sell a large number of shares all at once or in blocks, the market price of our shares would most likely decline

The selling shareholders are offering 1,650,000 shares of our common stock through this prospectus. Our common stock is presently not traded on any market or securities exchange, but should a market develop, shares sold at a price below the current market price at which the common stock is trading will cause that market price to decline. Moreover, the offer or sale of a large number of shares at any price may cause the market price to fall.

(14)  Because our stock is a penny stock, shareholders will be more limited in their ability to sell their stock

The shares offered by this prospectus constitute a penny stock under the Securities and Exchange Act. The shares will remain classified as a penny stock for the foreseeable future. Penny stocks generally are equity securities with a price of less than $5.00.  Broker/dealer practices in connection with transactions in “penny stocks” are regulated by certain penny stock rules adopted by the Securities and Exchange Commission.  The penny stock rules require a broker/dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission that provides information about penny stocks and the nature and level of risks in the penny stock market.  The broker/dealer must provide the customer with bid and offer quotations for the penny stock, the compensation of the broker/dealer, and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account.  In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules: the broker/dealer must make a special written determination that a penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.  These disclosure requirements may have the effect of price fluctuations in the price of the stock and may reduce the level of trading activity in any secondary market for a stock that becomes subject to the penny stock rules, and accordingly, investors in this offering may find it difficult to sell their securities, if at all.

Forward-Looking Statements

This Prospectus contains forward-looking statements, including statements concerning possible or assumed results of operations of Reel Estate Services Inc., and those proceeded by, followed by or that include the words “may,” “should,” “could,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of such terms and other comparable terminology.  Investors should understand that the factors described below, in addition to those discussed elsewhere in this document could affect Reel Estate Services Inc.’s future results and could cause those results to differ materially from those expressed in such forward looking statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.

DETERMINATION OF OFFERING PRICE

The $0.02 per share offering price of our common stock was determined arbitrarily by us. There is no relationship whatsoever between this price and our assets, earnings, book value or any other objective criteria of value. We intend to apply to the Over-the-Counter Bulletin Board electronic quotation service for the trading of our common stock upon our becoming a reporting entity under the Securities Exchange Act of 1934 (the “Exchange Act”). If our common stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders named in this prospectus. The offering price would thus be determined by market factors and the independent decisions of the selling shareholders named in this prospectus.

DILUTION

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.

SELLING SHAREHOLDERS

The selling shareholders named in this prospectus are offering all of the 1,650,000 shares of common stock offered through this prospectus. The selling shareholders acquired the 1,650,000 shares of common stock offered through this prospectus from us  at a price of $0.02 in an offering that was exempt from registration under Regulation S of the Securities Act of 1933, as amended (the “Securities Act”) and completed on October 31st 2006. We will file with the Securities and Exchange Commission prospectus supplements to specify the names of any successors to the selling shareholders specified in this registration statement who are able to use the prospectus included in this registration statement to resell the shares registered by this registration statement.

The following table provides, as of the date of this prospectus, information regarding the beneficial ownership of our common stock held by each of the selling shareholders, including:

1.	the number of shares owned by each prior to this offering;
2.	the total number of shares that are to be offered by each;
3.	the total number of shares that will be owned by each upon completion of the offering;
4.	the percentage owned by each upon completion of the offering; and
5.	the identity of the beneficial holder of any entity that owns the shares.

Name Of Selling Stockholder	Shares Owned Prior to this Offering	Total Number of Shares to Be Offered for Selling Shareholder Account	Total Shares to be Owned Upon Completion of this Offering	Percent Owned Upon Completion of this Offering
Evelina Andreola	25,000	25,000	nil	nil
Secondo Andreola	25,000	25,000	nil	nil
Paul Andreola	25,000	25,000	nil	nil
Sherrill Balderson	150,000	150,000	nil	nil

Amy Cox	25,000	25,000	nil	nil
Darin Cox	25,000	25,000	nil	nil
Andrew Cook	25,000	25,000	nil	nil
Deedee Cook	25,000	25,000	nil	nil
Keri Farley	25,000	25,000	nil	nil
Ruth Harrison	150,000	150,000	nil	nil
David Brooke Hartley	25,000	25,000	nil	nil
Ben Hunter	25,000	25,000	nil	nil
Charolette Jane Hunter	25,000	25,000	nil	nil
Nick Hunter	25,000	25,000	nil	nil
Garry MacDougall	25,000	25,000	nil	nil
Sean Murray	150,000	150,000	nil	nil
Linda Nasu	150,000	150,000	nil	nil
CD Paravamtes	25,000	25,000	nil	nil
Marc Pedersen	25,000	25,000	nil	nil
Shawn Pedersen	25,000	25,000	nil	nil

Sue Pedersen	25,000	25,000	nil	nil
Win Pedersen	25,000	25,000	nil	nil
Oren Perry	25,000	25,000	nil	nil
Dalia Taher	150,000	150,000	nil	nil
Lynne Tweedlie	25,000	25,000	nil	nil
Ashley Weale	150,000	150,000	nil	nil
Margaret Jill Weale	150,000	150,000	nil	nil
Hans Weterings	25,000	25,000	nil	nil
Jennifer Weterings	25,000	25,000	nil	nil
Liz Weterings	25,000	25,000	nil	nil
Michael Weterings	25,000	25,000	nil	nil
Total	1,650,000	1,650,000	nil	nil

The named party beneficially owns and has sole voting and investment power over all shares or rights to these shares, unless otherwise shown in the table. The numbers in this table assume that none of the selling shareholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold.

Other than:

Sherrill Balderson         Mother of Leah Balderson (President)
Ben Hunter                   Brother of Jeffrey Hunter (Director)
Charolette Hunter         Mother of Jeffrey Hunter (Director)
Nick Hunter                 Brother of Jeffrey Hunter (Director)

Marc Pedersen             Brother of Ian Pedersen (Director)
Shawn Pedersen           Brother of Ian Pedersen (Director)
Sue Pedersen               Sister-in-law of Ian Pedersen (Director)
Ashley Weale               Cousin of Leah Balderson (President)
Margaret Jill Weale       Aunt of Leah Balderson (President)

None of the selling shareholders
(1)	has had a material relationship with us other than as a shareholder at any time within the past three years; or

(2)	has ever been one of our officers or directors.

PLAN OF DISTRIBUTION

The selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions:

1.	On such public markets as the common stock may from time to time be trading;
2.	In privately negotiated transactions;
3.	Through the writing of options on the common stock;
4.	In short sales; or
5.	In any combination of these methods of distribution.

The sales price to the public is fixed at $0.02 per share until such time as the shares of our common stock are traded on the Over-the-Counter Bulletin Board electronic quotation service. Although we intend to apply for trading of our common stock on the Over-the-Counter Bulletin Board electronic quotation service, public trading of our common stock may never materialize. If our common stock becomes traded on the Over-the-Counter Bulletin Board electronic quotation service, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale. In these circumstances, the sales price to the public may be:

1.	The market price of our common stock prevailing at the time of sale;
2.	A price related to such prevailing market price of our common stock; or
3.	Such other price as the selling shareholders determine from time to time.

We can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders named in this prospectus.

We are bearing all costs relating to the registration of the common stock. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling shareholders named in this prospectus must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock. The selling shareholders and any broker-dealers who execute sales for the selling shareholders may be deemed to be an "underwriter" within the meaning of the Securities Act in connection with such sales. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

1.	Not engage in any stabilization activities in connection with our common stock;
2.	Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and
3.	Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

LEGAL PROCEEDINGS

We are not currently a party to any legal proceedings.

Our agent for service of process in Nevada is Empire Stock Transfer Inc., 2470 Saint Rose Pkwy, Suite 304, Henderson, Nevada 89074.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our executive officers and directors and their respective ages as of January 22, 2007 are as follows:

Name	Age	Office(s) Held

Leah Balderson	35	President, Secretary and Treasurer and Director

Jeffrey Hunter	35	Director

Ian Pedersen	37	Director

Set forth below is a brief description of the background and business experience of our officer and directors.

Leah Balderson, is our president, secretary and treasurer and director. Miss Balderson has been our president, secretary and treasurer and director since our incorporation on January 12, 2006. Miss Balderson is also presently self employed in the marketing and advertising business in Vancouver.  Miss Balderson was the owner/operator of The Cupcake Shoppe, a retail bakery concept from 2003 to 2005. From 1998 to 2003 Miss Balderson was self employed as a business consultant in Vancouver. In June of 2006, Miss Balderson sucessfully completed the Real Estate Services Licensing Examination through the University of British Columbia. Miss Balderson holds a batchelor of Arts degree from the University of Victoria.

Jeffrey Hunter, is a director of the company and has been since July 24, 2006. Mr. Hunter is also currently an owner/operator of Royce Vancouver, a retail shoe store, and has been since June 2006. Mr. Hunter has been the president and sole director of Little Nugget Holding Inc. a private holding company which acts as a management company providing supervisory duties of retail stores since July 2006. From October 2004 to May 2006 Mr. Hunter was self employed on a sub-contract basis for Enviromental Consulting firms as an Arborist.

Ian Pedersen, is a director of the company and has been since June 30, 2006. Mr. Pedersen is also currently employed as a Senior Relationship Manager for Dun and Bradstreet Canada, provider of the world’s largest commercial database offering solutions in credit and risk management, sales and marketing, and supply management. Mr. Pedersen has been employed at Dun and Bradstreet Canada since 1999. From 1996 to 1999 Mr. Pedersen was employed as a District Manager for Comcheq/Ceridian Canada, a Human Resources and Payroll company. From 1995-1996 Mr. Pedersen served as an Account Manager for Money Mailer Canada, a franchised operation providing direct mail products and services to the commercial/consumer market. From 1993 to 1995 Mr. Pedersen worked as a general insurance and financial agent for London Life Insurance Company, a leading Canadian provider of financial security and insurance services.  Mr. Pedersen received a Batchelor of Arts Degree from Simon Fraser University in 1993.

There are no orders, judgements, or decrees of any governmental agency or administrator, or of any court of competent jurisdiction, revoking or suspending for cause any license, permit or other authority to engage in the securities business or in the sale of a particular security or temporarily or permanently restraining any of our officers or directors from engaging in or continuing any conduct, practice or employment in connection with the purchase or sale of securities, or convicting them of any felony or misdemeanor involving a security, or any aspect of the securities business or of theft or of any felony.

Compensation

We presently do not pay our directors and officer any salary or consulting fee. We do not anticipate paying compensation to our directors and officer for the foreseeable future.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

Significant Employees

We have no significant employees other than our board of directors. We do not believe we will require any additional employees until such time as our website is introduced.

Committees of the Board of Directors

We presently do not have an audit committee, compensation committee, nominating committee, an executive committee of our board of directors, stock plan committee or any other committees. We have no financial expert on our Board of Directors.  We believe the cost related to retaining a financial expert at this time is prohibitive.  Further, because of our start-up operations, we believe the services of a financial expert are not warranted.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the number of shares of our common stock owned beneficially as of January 15, 2007 by:

i)	each person (including any group) known to us to own more than five percent (5%) of any class of our voting securities,

ii)	each of our directors,

iii)	named executive officers, and

iv)	officers and directors as a group. Unless otherwise indicated, the shareholders listed possess sole voting and investment power with respect to the shares shown.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Common Stock (1)
Directors and Officers
Common Stock	Leah Balderson 103–1575 West 10th Avenue Vancouver, BC V6J 5L1 Canada	1,000,000 Direct	31.75%

	Jeffrey Hunter 3081 West 15th Avenue Vancouver, BC V6K 3A5 Canada	250,000 Direct	7.94%

	Ian Pedersen 308-428 West 8th Avenue Vancouver, BC V5Y 1N9 Canada	250,000 Direct	7.94%

All Officers and Directors as Group		1,500,000 Direct	47.62%
(1)	The percentage of common stock held is based on 3,150,000 shares of common stock issued and outstanding as of January 22, 2007.

We are not aware of any arrangements that may result in "changes in control" as that term is defined by the provisions of Item 403(c) of Regulation S-B.

We believe that the person named has full voting and investment power with respect to the shares indicated, unless otherwise noted in the table. Under the rules of the Securities and Exchange Commission, a person (or group of persons) is deemed to be a "beneficial owner" of a security if he or she, directly or indirectly, has or shares the power to vote or to direct the voting of such security, or the power to dispose of or to direct the disposition of such security. Accordingly, more than one person may be deemed to be a beneficial owner of the same security. A person is also deemed to be a beneficial owner of any security, which that person has the right to acquire within 60 days, such as options or warrants to purchase our common stock.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 75,000,000 shares of common stock, with a par value of $0.001 per share. As of January 22, 2007, there were 3,150,000 shares of our common stock issued and outstanding that were held by thirty four (34) stockholders of record. There are no preferred shares authorized or issued.

Common Stock

Our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law, the holders of our common stock will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy.  Holders of our common stock representing thirty three and one-third percent (33 1/3%) of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Dividend Policy

We have never declared or paid any dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any dividends in the foreseeable future.

Share Purchase Warrants

We have not issued and do not have outstanding any warrants to purchase shares of our common stock.

Options

We have not issued and do not have outstanding any options to purchase shares of our common stock.

Convertible Securities

We have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

Nevada Anti-Takeover laws

Nevada revised statutes sections 78.378 to 78.3793 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. Our articles of incorporation and bylaws do not state that these provisions do not apply. The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that are organized in the state of Nevada and that have 200 or more stockholders, at least 100 of whom are stockholders of record and residents of the State of Nevada; and does business in the State of Nevada directly or through an affiliated corporation.  Because of these conditions, the statute does not apply to our company.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

John Kinross-Kennedy, C.P.A., our accountant, has audited our financial statements included in this prospectus and registration statement to the extent and for the periods set forth in his audit report. John Kinross-Kennedy, C.P.A. has presented his report with respect to our audited financial statements. The report of John Kinross-Kennedy, C.P.A. on the financial statements herein includes an explanatory paragraph that states that we have not generated revenues and have an accumulated deficit since inception which raises substantial doubt about our ability to continue as a going concern.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Karen Batcher, our independent legal counsel, has provided an opinion on the validity of our common stock.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our articles of incorporation provide that we will indemnify an officer, director, or former officer or director, to the full extent permitted by law. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act of 1933 is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

ORGANIZATION WITHIN THE LAST FIVE YEARS

We were incorporated on January 12, 2006 under the laws of the State of Nevada. Our president, Miss Leah Balderson, is our President, CFO, and Director. Miss Balderson purchased 1,000,000 shares of our common stock effective February 16, 2006 for an aggregate purchase price of $10,000.  Jeffrey Hunter one of our directors purchased 250,000 shares of our common stock effective July 20, 2006 for an aggregate purchase price of $2,500. Ian Pedersen one of our directors purchased 250,000 shares of our common stock effective July 28, 2006 for an aggregate purchase price of $2,500.

On October 31, 2006 we completed an offering of 1,650,000 shares of our common stock at a price of $0.02 per share to a total of thirty four (31) purchasers.  The total amount we received from this offering was $33,000.

DESCRIPTION OF BUSINESS

In General

Real Estate Services Inc. ("Reel Estate” or the “Company") was incorporated in Nevada as a development stage company on January 12th, 2006 to create a web-based service that lists properties across the globe that are available for rental and/or use by film and television companies as filming locations. Traditionally companies looking to film in an ideal location will retain the services of brokers who will scout locations on the company’s behalf and in turn will charge a commission on the rental of the location.  Management believes that with the introduction of Reel Estate Services this process will become obsolete.  The mission of Reel Estate is to make listing and searching for locations the easiest, most accessible, and cost-effective method available through its website, www.reelestateservices.com, filling a void now in the market.

The Service

The focus of www.reelestateservices.com is on two distinct customers, the property owner and the location scout for film, television, commercials, music videos and print advertising.  Property owners of any type of property will be able to post their listing on the website for a charge of US $19.99 per year and include as much or as little information as they wish to divulge.  Listings may also include locations that are ancillary to filming (i.e. catered lunches, waiting areas, for parking, for lighting etc.).  The information posted on the website will not be freely available.  The plan is to issue a pass to view the listings which expires 48 hours after purchase, costing US $39.99.  Also available will be an annual pass which will be available for US $99.99.  Through the website, scouts will be able to search out locations based on a multitude of search criteria including geographic location, location type, and availability.  Each listing will have contact information, whether it is by phone or email. It is the responsibility of the two parties to reach an agreement on the rental and/or use of the location and Reel Estate Services Inc. will not be party to any of these dealings.  The website may include an option for Location Scouts to post want ads for locations they are looking for, which may be an attractive feature for both the property owner and scout. Purchasing for both location owner and scout will be completed using well established, standardized procedures.  The website will have information required for people to effectively place their property online, including the process of entering into a transaction with scouts and information (or links) regarding film location agreements.  Details concerning how to take effective digital photographs will be given (i.e. what types of detail to capture and describe relevant & unique details, etc.).  An extensive industry links section will give property owners a wealth of background information in order for them to gain a comfort level with the process and how the process works.

The Industry

Film.  According to the Motion Picture Association of America (“MPAA”),
  US box office for 2005 was $8.99 billion. For the fourth straight year, domestic cumulative box office from all studios continues to hold near $9 billion.

  Movies draw more people than theme parks and sports.  in 2005, US admissions totaled of 1.40 billion (versus admissions to theme parks of 334 million and attendance at sporting events – football, baseball, basketball, and hockey - 134.5 million).

  Worldwide box office held steady at $23.24 billion in 2005. Although down 7.9% from 2004, the worldwide box office reflected a 46% growth over 2000.

  The average cost to make and market an MPAA film was $96.2 million in 2005. This includes $60 million in negative costs and $36.2 million in marketing costs.

  In 2005, the total of new films released increased by 5.6% from 2004, with 549 new films versus 520 in 2004

According to the Veronis Suhler Stevenson (“VSS”), films released by independent studios have gained wider market approval and increased share of overall box office receipts in recent years, typically cost less than $40.0 million to produce and market.

Of the 563 total films released in 2005, 549 were new releases, of which 194 were from MPAA members and 355 were from “all others” (with the balance being reissues).

Home Video Market.  In its 2004 State of Home Video Report, Kagan Research, LLC (“KR”) estimated the size of the U.S. home video market to be $24.0 billion in 2004.  Growth in this sector has been driven by increased DVD penetration that reached 59.7% in 2004, up from 43.1% in 2003.  KR projects that DVD technology will be in 94.3% of all U.S. television households by 2013.  Declining prices of DVD players, enhanced video and audio quality and special features such as inclusion of previously-deleted scenes, film commentaries and “behind the scenes” footage have all helped increase the popularity of the DVD format, sparking sharply increased home video rentals and sales in recent years.

Cable / TV.  Continued growth in the cable and satellite television markets has driven increased demand for nearly all genres of television programming.  According to VSS’s 2004 Communications Industry Forecast & Report, spending on cable and satellite television increased 8.4% to $83.5 billion in 2003. Spending on cable and satellite television is expected to reach a combined $122.2 billion by 2008, rising at a compound annual growth rate of 7.9% from 2003-2008, according to VSS. Increased capacity for channels on upgraded digital cable systems and satellite television has led to the launch of new networks seeking programming to compete with traditional broadcast networks as well as other existing networks.

Increased Use of Location Services

The Rationale.  This continuing activity generally, along with increased variety of programming and market penetration by independent studios / niche production companies has contributed to the continued rise in demand for filming “on location”, particularly in jurisdictions outside of Hollywood, for a number of reasons.
  lower production costs ( note the steady rise in production costs for MPAA-produced films from the 1980s through the 1990s and finally leveling off post 2003).
  lower guild and union minimums.

  favorable exchange rates of other countries, including Canada.

  Technology development – new and better cameras, lighting, etc.

  government tax incentives.

  the availability of location assistance offered in virtually every region, including efforts by highly aggressive and organized local film commissions.

  flexible trade unions.

  the wide-range of topography that is increasingly made available to producers.

Critical Mass Gaining in Regional Production Centers.  As these trends have gained traction, it has resulted in the creation of a significant number of highly trained and professional crews, technicians and production personnel outside of the traditional Hollywood studios.  Concurrently, we have seen the rise and increased importance of local film commissions and other regionally-based government sponsored organizations.  In the past, film commissions were normally formed in response to the need for film companies to have a local government liaison who could coordinate local services such as police, state troopers and highway patrols, road and highway departments, fire departments, park rangers and all of the other essential municipal and government services for shooting a production on location.

However, these organizations have evolved to begin providing a range of value-added services to encourage filming companies to come to their area to work.  In addition to liaison services, they often offer some form of location scouting services, information on tax incentives, and other hands on services.  For a complete listing of U.S. State & International Film Commissions, see http://writerdirector.com/film_commissions.htm.

The Association of Film Commissioners International (AFCI – see www.afci.org) is the official worldwide professional organization for film commissioners who assist film, television and video production.  It was founded in 1975 by a small group of film commissioners who wanted to share information and learn from one another’s experiences.  However, since inception the AFCI has expanded into a worldwide network of more than 300 commissions from 30 countries (including virtually every U.S. state and Canadian province).  As more production companies began to look beyond the limits of a regular production center for realistic and varied locations, more cities and states began to see the need for production coordination liaison. They were also keenly aware of the economic benefits brought by film and video production companies to their areas.

Members serve as city, county, state, regional, provincial or national film commissioners for their respective governmental jurisdictions.  All are devoted to the business of facilitating on-location film and television production activity which generates billions of dollars annually.

An excellent example of the proliferation of on location filming outside of traditional centers is the development of Vancouver and British Columbia as a filming and production center.  According to the British Columbia Film Commission (BCFC - www.bcfilmcommission.com), a branch of the provincial government, B.C has become the third largest film and television production center in North America.  As stated on their website,

“It’s a place where your dollar goes a lot further, with a vast pool of skilled technicians and an array of technical facilities that meet every need and every budget.

Home to over 194 productions last year, BC is a place where business, government, labor and the community work together to support the province’s billion-dollar film industry.”

The BCFC offers several services, including:

  Complete script breakdown for Features, TV Series, Pilots, Movies of the Week

  Location scouts to accompany producers and directors around the province in search of suitable locations (may provide).

  Production Services Department and the Community Affairs Department for production research and information, location expertise, and assistance with other support and technical services. Our web site and staff will direct you to the appropriate agencies regarding immigration/work permits and city filming permits, as well as information regarding trade unions, guilds, labor rates, studio facilities, post-production facilities and suppliers.

  Digital photo library, which consists of over 12,000 photo files.

  Complete “Location Managers Guide”.

With this level of support (along with a low Canadian dollar and tax incentives in its development period), the film community has grown.

  194 film and television productions were shot in British Columbia in 2004.  These included 46 feature films, 36 TV Series, 24 movies-of-the-week, 17 TV Pilots, 7 Mini Series, 48 docs/shorts/others, and 16 animations.

  British Columbia has the ability to crew and service 40 projects simultaneously.

Traditional jurisdictions have acted aggressively to remain competitive and retain as much business as possible.  As the California Film Commission (“CFC”) states on its website,

“Welcome to the California Film Commission, your one-stop office for permitting, location resources, and film resources throughout California.”

The CFC offers several services, including (1) online permitting for state-owned properties, (2) maintaining a network of film offices that assist with film production throughout California (a “a network of regional film offices and commissions that work cooperatively with the California Film Commission (CFC) to retain, attract, and facilitate film production in California”), (3) CinemaScout®, an online location scouting service offering the ability – “Surf over 11,000 images of every imaginable world” from your office, home or anywhere”, (4) information on filming in your community - .  The CFC’s Location Professionals List includes names and addresses of some 400 freelance location managers, location scouts and location assistants in the motion picture production industry – for those wishing to rent their property, a list of these is given for a nominal charge to mail a brochure with photographs of the property to.

The CFC also provides location marketing websites to help promote properties to the film industry.  These are companies created by location managers who will photograph the property and publicize it to the industry. Some of these are free sites where property owners are able to post their own photographs at no charge. The CFC provides these leads to help property owners help the State of California remain the premier location to film. The CFC specifically mentions that it does not endorse any of the companies on the following list which are provided for informational purposes only.

In addition, FilmL.A., Inc., (the Entertainment Industry Development Corporation - www.eidc.com), a private, non-profit, public benefit corporation, was created in 1995 to streamline the film permit process and provide filmmakers with the convenience of one-stop filming assistance.  Before 1995, the City of Los Angeles and County of Los Angeles each operated its own film office.  FilmL.A., Inc. integrates and privatizes film permitting for both offices as well as other municipalities, the Los Angeles Unified School District and the Angeles National Forest.

As a result, activity in California continues as a torrid pace.  According to the EIDC, total filming days were 52,707, with Permits and Riders Facilitated standing at 12,656 for fiscal year 2004.

All these efforts clearly illustrate how efforts have been streamlined in the burgeoning and highly competitive marketplace for filming throughout in the various jurisdictions.

In contrast, on-location shooting days in New York have veered downward since 9-11.  According to the Mayor's Office of Film, Theatre and Broadcasting, levels are still down from the 18,096 days recorded in 2001, the last year for which it has released data.  The 2001 total was down steeply from a high of more than 23,800 location production days in 1998.

Integral Role of Location Managers & Scouts

An integral component to the proliferation of on location shooting and production of film and TV throughout North America are “Location Managers” and “Location Scouts”.  These individuals and organizations are vital members of the design team for film, television, commercials, music videos and print advertising.  Their primary job is to find the settings that best represent the visual concept of the Producer, Director and Production Designer.  This is done through research, scouting and photography.  The creative dimension of the location professionals’ work demands an advanced level of visual and aesthetic sophistication.  A blend of intuition and knowledge, especially regarding architectural design, helps to determine which settings best advance and enhance story and character development.

In addition to this creative input, the Location Manager is responsible for the day-to-day management of locations, including (but not limited to):

  Meet with those neighbors and merchants directly affected by prep, shoot, or wrap activities,

  Negotiate location fees and contracts (i.e. Location Agreement, also known as a Site Rental Contract),

  Coordinate legal issues with company attorneys,

  Request filming permits, listing filming activities in detail,

  Call in notification of special effects and extended hours. Notify neighbors and gather signatures as required,

  Schedule police, fire safety officers and security personnel,

  Coordinate with company safety department and supervise environmental clearance and studies in an expedited manner,

  Design and implement traffic plans and street closures,

  Work closely with Transportation Dept. to ensure that parking arrangements meet both production and neighborhood needs,

  Prepare directional signage and maps, and

  Act as liaison between the public and the shooting crew.

The location scout has the particular job of searching for the best locations, both in terms of artistic and logistic considerations.  A knowledge of geography, climatic conditions and the restrictions of local ordinances is essential.  This individual can often become the location manager once production has begun.

Ancillary Location Uses.  Besides renting locations for filming, the Location Manager / Location Scout will also look for places where

(a) the cast and crew can sit down for catered lunch,
(b) the background extras will hang out for most of the day when they are not on set,
(c) the drivers can park equipment trucks, and
(d) the crew can park their personal cars.
(e) pay a neighbor to be able to do something such as placing a light on their roof or a background extra on the porch.

The typical way in which locations and film / video production companies work together is as follows:

  A location is selected for use in a production.

  A legal film location agreement which details the rights of the location owner and the rights of those that rent the property is signed (i.e. fees, dates, requirements, limitations, etc.).

  Ensuring that all permits, insurance, community use rules, and other required elements are secured prior to filming.
Traditional Location Scouts

These are brokers who will scout locations on behalf of the production company (i.e. their film producers, location manager, photographers, etc.) and charge a commission on the rental of the location.  These are often established, but small operations, and almost invariably have a very heavy regional (local) focus.  Some offer additional services including accommodation, staging, coaching, travel, script writing, liaison, etc.

Such traditional location scouts typically have assembled a large database of potential locations in their area as a result of their “on the ground” efforts over the years.  Many have relationships with and work with the local film commissions.

In terms of having a web presence, this varies considerably.  Some have added a web presence but offerings appear very much geared to driving people to investigate their traditional services.  Some have invested in having a graphically appealing, functional site, whereas some have little more than a home page with some general information and contact numbers / addresses.  The key distinguishing feature associated with the Internet sites of the traditional location scouts is that their primary function is to act as a catalogue site that directs people to contact them directly and engage in their traditional methods of operation.  These companies continue to be very much a “hands on” operation, working directly with all those involved.  Accordingly, fees charged continue to be significant.  A good listing of location scouts / location managers online can be found at www.productionhub.com.

A Pure Online Location Service

The Internet continues to grow and mature as a medium.  According to Nielson / Net Ratings, average web usage recently was as follows: (“Home” panel only – excludes “Work” panel):

For Week ending March 27, 2006
Current Digital Media Universe Estimate      204,409,993
Active Digital Media Universe                113,662,752
Sessions/Visits Per Person                                           10
Domains Visited Per Person                                        25
PC Time Per Person                                            8:54:28
Duration of a Web Page Viewed                        00:00:48

eBay Confirmed registered users

  1998 – 2 million
  2003 – > 94 million
  2004 – 135 million

eBay Active users (yearend)

  2003 – 41 million
  2004 – 56 million

The Internet, as it reached a critical mass of users, has became a legitimate platform for advertising and commerce.  However, as the initial irrational exuberance around all things Internet swelled and then deflated, the online business suffered.  Questions were raised about its true efficacy, cost, security, and complexity on what was supposed to be a simple channel.  But what has happened is that there has been a continuing migration of audiences from other media and as the various impediments have been resolved and buying patterns increasingly understood, the Internet has become more and more compelling.  Spending increased, the number of advertisers multiplied, audiences grew, and so has consumption.

Use of the Internet to find / research interests and conduct business continues to rise.  According to NetRatings, Inc., “Overall the total number of searches increased 38 percent, from 3.8 billion in

February 2005 to 5.3 billion in February 2006. This growth in the total number of searches is due in large part to an increased number of searches per person, particularly in the image search and shopping search categories.” (emphasis added).  Earlier trends documented continue to gain traction:
  56% of Burst Media's 13,000 web using respondents use search engines to reach their web destinations.  Given the global online population of 1.07 billion in 2005, that means that (barring geographical differences in how people navigate to websites, which certainly exist) approximately 600 million people use search to reach their site of choice (note - 28% of those 13,000 type in the site's url or click on bookmarks and 16% arrive through advertising or clicking links).

  A study by researchers at WebSideStory Inc. found that search sites produce more than twice the conversion rate of many other Internet marketing efforts. The study defines conversion rate as the percentage of visitors to a site who view an ad or clicking on a search result and purchase a product or service (data collected during the final three months of 2005).  According to the research, search sites had a conversion rate of 2.3%, meaning that for every 100 consumers clicking on a search result or advertisement, 2.3 people made a purchase. Consumers who went directly to a company' site without using a search engine - perhaps because they set a bookmark - had a much higher conversion rate of 4.23% .

  Over 80% of Internet users reach sites through search engines (Neilsen NetRatings, June 2003).

  78% of usage consists of people researching product, places and services (Jupiter Research).

  42% of Jupiter respondents indicated using search engines as the most common way to find online vendors and products.

  62% of the marketers surveyed received 50% to 75% of their visitors from search engines (CyberAtlas, Fall 2001).

  86% of respondents to a Georgia Tech GVU User Survey reported searching with the intent to buy (Georgia Tech GVU User Survey, 1998).

  55% of online purchases were made on sites found through search listings vs. 9% through banner ads (NPD Group, 2/14/01).

  180 – 200 million Internet searches daily generating 90 to 100 million customer leads (Why Internet Search is a Valuable Marketing Tool, MarketingProf.com, 11/19/2002).
Online Developments

In addition to film commissions putting their information online and traditional location scouts beginning to establish some form of web presence, there is beginning to emerge another category of Internet-centric location scouting services.  Examples of websites that derive revenue from their online presence and are not simple catalogue sites include: planitlocations.com,

visionvancouver.com, usa-locations.com, locationpics.com, rtrlocations.com, dla.absolute.to, locationfiles.com, instantlocations.com, Locationscout360.com, and iwantfilming.com. There are essentially two types of revenue sources for an online location scout business:
  Property owners that pay a listing fee, and

  Location scouts paying for access to photographs and / or contact information.

It is worth noting that as with the traditional location scout, virtually all these sites have a regional focus (several being in California), and ultimately have a paid staff involved in the process in some fashion for some purpose (i.e. from photographing the site through to when a property has been selected for a particular shoot).  Management believes that there are few, if any, ”pure” websites.

Site URL	Geographic Focus	Location Owner Signup
Planitlocations.com	S. Calif.	Registration, followed by Plan-It Locations photographing and marketing your California-CA film location property.
HomeShootHome.com	S. Calif.	Must contact owner website owner (site owner is a location manager).
InstantLocations.com	S. Calif.
  Home & business owners sign up instantly, upload photos, and submit a registration fee (as low as $10).

  Location scouts sign up instantly, search free for locations, pay to get direct-contact name and phones.

  Opened March, 2006.

Locationpics.com	Various countries	Free viewing – all pics are placed by scouting companies.
rtrlocations.com	Los Angeles area	To list property, owner must e-mail or contact.
dla.absolute.to	Greater Toronto Area	Submissions made by freelance location professionals
IWantFilming.com		Location owners pay $240 per year to list a property.
Locationscout360.com	British Columbia	Must fill in information to request further information and a free VRTour (virtual tour) price quote (site is owned by Lions Gate Studios)
Visionvancouver.com	Vancouver	Property owners wishing to register their property must contact site (to arrange appointment). Launch spring, 2006
USA-Locations.com	Various U.S. states (13)	Register and submit photos that are hosted on your own web page. First two years of photo hosting for $25

It is the mission of Reel Estate to bridge this gap, focusing on making it the easiest, least costly method possible to create property owners and scouting agencies together.

Business of Reel Estate Services

Key Design Considerations

The mission of Reel Estate is to make listing and searching for locations the easiest, most accessible, and cost-effective method available through its website, www.reelestateservices.com, filling a void now in the market.

The services of the Company are focused on two distinct customers, the property owner and the scout.  The web based services of the Company will essentially bring these two parties together without the traditional middleman’s large commission.

Site Operations

Property Owner.  Property owners of any type of property, house, apartment, cottage, industrial land, vacant land etc, will be able to post their listing on the website for a charge of US $19.99 per year.  Their listing can include as much or as little information as they wish to divulge, including general area or exact address, details, prior films shot at that location, pictures of the location, availability etc.  A hit counter that documents each scout visit may be provided.

An advanced Internet search strategy will be implemented to make the service as widely known as possible to property owners of all types.

Scout.  The information posted on the website is not freely available. In order to view the listings on the site fees will apply.  The plan is to issue a pass to view the listings which expires 48 hours after purchase, costing US $39.99.  Also available will be an annual pass which will be available for US $99.99. Through the website, scouts will be able to search out locations based on a multitude of search criteria including geographic location, location type, and availability.  Each listing will have contact information, whether it is by phone or email. It is the responsibility of the two parties to reach an agreement on the rental and/or use of the location and Reel Estate Services Inc. will not be party to any of these dealings.

The website may include an option for Location Scouts to post want ads for locations they are looking for, which may be an attractive feature for both the property owner and scout.

The website will also feature homes that may provide the scout with locations which are ancillary to the shooting function itself.

The site will be designed so that the location scout may lower finding costs for properties and have access to properties not otherwise available.

Information.  The website will have the information required for people to effectively put their property online and how the process of entering into a transaction with a scout.  Details concerning how to take effective digital photographs will be given (i.e. size, angles and views, both exterior and interior, highlight relevant & unique details, etc.).  In addition, information will be given as to important aspects of the film location agreement that they will have to enter into with the production company.  An extensive links section will give property owners the information they need to develop an understanding of how the process works.

Purchasing for both location owner and scout will be completed using well established, standardized procedures.

Competitive Advantages

The Reel Estate www.reelestateservices.com website will be designed to offer a combination of features that are not found on any competing website.
  Highly appealing graphic component.

  Not based on specific regions.

  Not focused on simply promoting the website owners (location scout) traditional business.

  Attractive pricing.

Property Owners	Scouts / Industry Professional
  Instant sign up - no cumbersome signup procedures or calling location scouts.
  Little or no technical expertise required.
  Simple upload of photos and easy to enter and change text descriptions.
  Access to scouts outside of region.
  Very low cost
  Virtually any property owner can access system.

  Reduced location finding costs.
  Non-traditional, unique locations available.
  Instant sign up
  Ease of use combined with powerful search features.
  Locations not confined to specific region.

  Can post their own locations.

Reel Estate will provide a simple, easily implemented, powerful system –with an emphasis on ease of implementation and operation and virtually no up front capital costs.  It will be a totally online, automated system with no need for a large staff.

Sales and Marketing

As a pure online business, Reel Estate is keenly aware that a superior Internet marketing strategy must be implemented to be successful.  This will be accomplished through implementing a range of marketing techniques.

  Reel Estate will develop its internet web-site.

  Development of a state of the art “search” strategy, to direct interested property owners to the website.  Management will investigate the advisability of utilizing various forms of “paid for” internet advertising.

  Development of a list of potential industry partners to establish links with.

  Initial fees will be waived until the website reaches a critical mass of operations (i.e. particularly with respect to listings).

  Development of email and other direct marketing campaigns to prospective location scouts (film industry professionals).

  Forming partnerships with location scouts and posting their properties. This would be an offline strategy designed to populate the site quickly throughout many regions.

  Attendance at the Locations Trade Show hosted by the Association of Film Commissioners (www.afci.org). This is the industry's longest-running locations trade event, with more than 260 film commission and location service exhibitors (for 2006).  The 2005 trade show drew more than 3300 visitors.

  Management may advertise / obtain listings in online magazines such as Locations Magazine (this is a new magazine created by AFCI – see www.afci.org/publications/locations_2006.htm).

  Attendance at international, national and regional film/video industry events (i.e. as put on by the National Association of Television Program Executives, Sundance Film Festival, Banff Television Festival, Independent Feature Film Market, Independent Film & Television Alliance, and others – see www.afci.org/events/other.htm).

  Once the site reaches critical mass, ongoing email campaigns.

  Possible use of use of local yellow pages and industry portals to draw property owners to the site to get listed.

  use of online directories to draw industry professionals to the site.

  Pursuing a variety of public relations activities, including media articles.

The site will be designed to appeal to a range of industry professionals, including film location scouts, event location managers, movie photo scouts, film producers, movie directors, commercial photographers, movie production companies, film video-graphers, movie event organizers, and leading television commercial film production companies.

Depending on funding, Reel Estate may engage a recognized e-business architect to assist with these efforts.

To date, Reel Estate has reserved its domain name, which is an excellent choice and well suited as a part of our branding strategy.

Reel Estate will closely monitor activity on its Web site using a variety of techniques to improve the site.

Employees

We have no employees as of the date of this prospectus other than our board of directors.

Office Property

We maintain our executive office at 103-1575 West 10th Avenue, Vancouver, B.C., Canada V6J 5L1. This office space is being provided to the company free of charge by our president, Miss Balderson. This arrangement provides us with the office space necessary at this point. Upon significant growth of the company it may become necessary to lease or acquire additional or alternative space to accommodate our development activities and growth.

Research and Development Expenditures

We have not incurred any material research or development expenditures since our incorporation.

Patents and Trademarks

We do not own, either legally or beneficially, any patent or trademark.

PLAN OF OPERATIONS

Following receipt of funding, Reel Estate plans to commence operations as set forth below.

Phase I.

  Design and construct the Reel Estate website, including establishment of an e-commerce capability (i.e. merchant relationships with credit card companies and Paypal),

  Development of Internet marketing strategies for location owners and industry professionals,

  Develop lists of industry professionals and location scouts,

  Developing targeted marketing content to future clients.

The budget for phase one is estimated at $20,000, and is expected to be completed by the end of March 2007.

Phase II.  The second phase of the operating plan is expected to be devoted to implementing an aggressive marketing effort, as described earlier (see “Sales and Marketing”), to gain initial listings and begin to reach critical mass.  The President of Reel Estate, Leah Balderson, will spearhead this effort.  Due to the nature of the costs involved and the fact that Ms. Balderson will not be receiving a salary at this time, expenses related to phase two are expected to be less than $10,000. We plan to begin this phase in April 2007.

Phase III.  If Reel Estate is successful in reaching critical mass and begins to generate revenue, additional marketing and other expenses may be incurred to further broaden the reach of the business, which may involve hiring one or more additional staff to handle increased demands, site monitoring, and customer support.  There may be additional demands placed on the company for website development and the need to broaden the management team.  Depending on availability of funds and the opportunities available to the Company, Reel Estate may also hire additional marketing personnel to access additional sales and distribution channels.

Our current cash position will satisfy the requirements of the first and second phase of our business plan.

Results of Operations for Period Ending October 31, 2006

We did not earn any revenues from inception through the period ending October 31, 2006.  We do not anticipate earning revenues until such time as we have launched our website.  We are presently in the start-up phase of our business and we can provide no assurance that we will attain sufficient postings on our website to attain profitability.

We incurred operating expenses in the amount of $3,372 from inception on January 12, 2006 through the period ended October 31, 2006.  These operating expenses included research and the preparation of our business plan as well as general and administrative expenses.  We anticipate our operating expenses will increase as we undertake our plan of operations.  The increase will be attributed to costs associated with setting up and maintaining our website, and the professional fees to be incurred in connection with the filing of a registration statement with the Securities Exchange Commission under the Securities Act of 1933.  We anticipate our ongoing operating expenses will also increase once we become a reporting company under the Securities Exchange Act of 1934.

Reports to Security Holders

At this time, we are not required to provide annual reports to security holders. However, when we file such reports, shareholders and the general public may view and download copies of all of our filings with the SEC, including annual reports, quarterly reports, and all other reports required under the Securities Exchange Act of 1934, at the Public Reference Section of the Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C. 20549, or by visiting the SEC site (http://www.sec.gov) and performing a search of our electronic filings. We intend to file with the Securities and Exchange Commission a Form 8-A to register our common stock pursuant to Section 12(g) of the Securities and Exchange Act of 1934, as soon as practicable after this registration statement is declared effective by the Securities and Exchange Commission.  Thereafter, annual reports will be delivered to security holders as required or they will be available as discussed above.

Going Concern

We have not attained profitable operations and are dependent upon obtaining financing to pursue any extensive growth of operations. For these reasons our auditor has stated in his report that he has substantial doubt we will be able to continue as a going concern.

Future Financings

We anticipate continuing to rely on equity sales of our common shares in order to continue to fund our business operations. Issuances of additional shares will result in dilution to our existing shareholders. There is no assurance that we will achieve any additional sales of our equity securities or arrange for debt or other financing to fund the growth of our company.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We issued 1,000,000 total shares of common stock at a price of $0.01 per share to our president, Miss Balderson for total consideration of $10,000 effective February 16, 2006. This issuance was made to Miss Balderson, who is a sophisticated individual and was in a position of access to relevant and material information regarding our operations. The shares were issued pursuant to Section 4(2) of the Securities Act of 1933 and are restricted shares as defined in the Securities Act.

We issued 250,000 total shares of common stock at a price of $0.01 per share to a director, Mr. Hunter for total consideration of $2,500 effective July 20, 2006. This issuance was made to Mr. Hunter, who is a sophisticated individual and was in a position of access to relevant and material information regarding our operations. The shares were issued pursuant to Section 4(2) of the Securities Act of 1933 and are restricted shares as defined in the Securities Act.

We issued an additional 250,000 total shares of common stock at a price of $0.01 per share to a director, Mr. Pedersen for total consideration of $2,500 effective July 28, 2006. This issuance was made to Mr. Pedersen, who is a sophisticated individual and was in a position of access to relevant and material information regarding our operations. The shares were issued pursuant to Section 4(2) of the Securities Act of 1933 and are restricted shares as defined in the Securities Act.

Family relationships between any of the selling shareholders and our Officer and Directors:

Sherrill Balderson                     Mother of Leah Balderson (President)
Ben Hunter                               Brother of Jeffrey Hunter (Director)
Charolette Hunter                     Mother of Jeffrey Hunter (Director)
Nick Hunter                             Brother of Jeffrey Hunter (Director)
Marc Pedersen                         Brother of Ian Pedersen (Director)

Shawn Pedersen                       Brother of Ian Pedersen (Director)
Sue Pedersen                           Sister-in-law of Ian Pedersen (Director)
Ashley Weale                           Cousin of Leah Balderson (President)
Margaret Jill Weale                   Aunt of Leah Balderson (President)

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

No Public Market for Common Stock

There is presently no public market for our common stock. We anticipate making an application for trading of our common stock on the Over-the-Counter Bulletin Board electronic quotation service upon the effectiveness of the registration statement of which this prospectus forms a part. However, we can provide no assurance that our shares will be traded on the Over-the-Counter Bulletin Board electronic quotation service or, if traded, that a public market will materialize.

The Securities Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or quotation system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the Commission, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities' laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form, including language, type, size and format, as the Commission shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with: (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitably statement.

Reel Estate Services Inc. is subject to the penny stock rules, and disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock and stockholders may have difficulty selling those securities.

Holders of Our Common Stock

As of the date of this Registration Statement, we had 34 (thirty four) shareholders of record.

Rule 144 Shares

As of January 22, 2007, no shares currently issued and outstanding could be resold pursuant to Section 144 of the Securities Act.  This is because no shares have been held for 2 years in order to satisfy 144(K) and no sufficient public information is available to satisfy the other 144 rules.

A total of 1,000,000 shares of our common stock will be available for resale to the public after February 17, 2008, in accordance with the volume and trading limitations of Rule 144 of the Securities Act of 1933.

An additional 250,000 shares of our common stock will be available for resale to the public after July 21, 2008, in accordance with the volume and trading limitations of Rule 144 of the Securities Act of 1933.

And another additional 250,000 shares of our common stock will be available for resale to the public after July 29, 2008, in accordance with the volume and trading limitations of Rule 144 of the Securities Act of 1933.

In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

1.	one percent of the number of shares of the company's common stock then outstanding, which, in our case, will equal approximately 31,500 shares as of the date of this prospectus, or;
2.	the average weekly trading volume of the company's common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

Under Rule 144(k), a person who is not one of the company's affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

As of the date of this prospectus, persons who are our affiliates hold 100% of the total shares that may be sold, at least partially, pursuant to Rule 144 after the dates previously indicated.

Stock Option Grants

To date, we have not granted any stock options.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other persons.

Dividends

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

1.	We would not be able to pay our debts as they become due in the usual course of business; or
2.

Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our executive officers by any person for all services rendered in all capacities to us for the period from our inception through January 22, 2007.

		Annual Compensation				Long Term Compensation
Name	Title	Year	Salary	Bonus	Other Annual Compensation	Restricted Stock Awarded	Options/* SARs (#)	LTIP payouts ($)	All Other Compensation
Leah Balderson	President, CEO, and Sole Director	2006	$0	$0	$0	0	0	0	NIL
		2007	$0	$0	$0	0	0	0	Nil

Jeffrey Hunter	Director	2006	$0	$0	$0	0	0	0	Nil
		2007	$0	$0	$0	0	0	0	Nil

Ian Pedersen	Director	2006	$0	$0	$0	0	0	0	Nil
		2007	$0	$0	$0	0	0	0	Nil

We do not pay to our directors or officers any salary or consulting fee. We anticipate that compensation will be paid to officers in the event that the company becomes profitable.

We do not pay to our directors any compensation for serving as a director on our board of directors.

Stock Option Grants

We did not grant any stock options to the executive officers or directors from inception through January 22, 2007.

FINANCIAL STATEMENTS

Index to Financial Statements:

Audited financial statements for the period ended October 31, 2006, including:

40          Auditors’ Report

41          Balance Sheet

42          Statement of Operations

43          Statement of Stockholders’ Equity

44          Statement of Cash Flows

45 - 47   Notes to Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To: The Board of Directors and Shareholders
Reel Estate Services Inc.
Las Vegas, Nevada  89128

I have audited the accompanying balance sheet of Reel Estate Services Inc. as of October 31, 2006, and the related statements of operations, of shareholders’ equity (deficit) and of cash flows for the period from January 12, 2006 (date of inception) through October 31, 2006.  These financial statements are the responsibility of the Company’s management.  My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  I believe that my audit provides a reasonable basis for my opinion.

In my opinion, based on my audit, the financial statements referred to above present fairly, in all material respects, the financial position of Reel Estate Services Inc. as of  October 31, 2006  and the results of its operations and its cash flows for the period January 12, 2006 (date of inception) through October 31, 2006 in conformity with United States generally accepted accounting principles.

The Company’s financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business.  The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs and to allow it to continue as a going concern.  The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable.  If the Company is unable to obtain adequate capital, it could be forced to cease development of operations.

In order to continue as a going concern, develop a reliable source of revenues, and achieve a profitable level of operations the Company will need, among other things, additional capital resources.  In the interim, shareholders of the Company are committed to meeting its minimal operating expenses.  However, management cannot provide any assurances that the Company will be successful in accomplishing any of its plans.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations.  The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

John Kinross-Kennedy
Certified Public Accountant
Irvine, California
December 29,  2006

REEL ESTATE SERVICES, INC.
(A Development Stage Company)
Balance Sheet

October 31, 2006

ASSETS
Current Assets
Cash	44,628

Total Current Assets	44,628
================

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities

Total Liabilities

Shareholders' Equity
Common Stock, $0.001 par value; authorized
75,000,000 shares; issued and outstan-
ding 3,150,000 shares	3,150
Additional Paid-In Capital	44,850
Deficit accumulated during the development
stage	(3,372)

Total Shareholders' Equity	44,628

Total Liabilities and Shareholders' Equity	44,628
================

The accompanying notes are an integral part of these financial statements

REEL ESTATE SERVICES, INC.
(A Development Stage Company)
Statement of Operations

	For the 9 1/2	Period from January 12, 2006
	months ended	(date of inception) to
	October 31, 2005	October 31, 2006

Revenue	-	-

Cost of Sales	-	-

Operating Loss	-	-

General and Administrative Expenses:
Professional Fees	3,000	3,000
Other Administrative Expenses	372	372

Total General and Administrative Expenses	3,372	3,372

Net Loss	(3,372)	(3,372)
	===============	===============

Loss Per Common Share:
Basic and diluted	(0.003)	(0.003)

Weighted Average Shares Outstanding:
Basic and diluted	1,197,860	1,197,860
	===============	===============

The accompanying notes are an integral part of these financial statements

REEL ESTATE SERVICES, INC.
(A Development Stage Company)
Statement of Shareholders' Equity

				Deficit	Total
	Common Stock		Additional	Accumulated	Shareholders'
	Number of		Paid-In	during the	Equity
	Shares	Amount	Capital	Development Stage	(Deficit)

Inception, January 12, 2006

February 16, 2006. Stock for cash	1,000,000	1,000	9,000		10,000
July 20, 2006. Stock for cash	250,000	250	2,250		2,500
July 28, 2006. Stock for cash	250,000	250	2,250		2,500
August 26-30, 2006. Stock for cash	75,000	75	1,425		1,500
September 1-29, 2006. Stock for cash	575,000	575	10,925		11,500
October 2-28, 2006. Stock for cash	1,000,000	1,000	19,000		20,000
Net loss for period Jamary 12 - October 31, 2006				(3,372)	(3,372)

Balance, October 31, 2006	3,150,000	$3,150	$44,850	($3,372)	$44,628
	=========	=======	==========	==============	==========

The accompanying notes are an integral part of these financial statements

REEL ESTATE SERVICES, INC.
(A Development Stage Company)
Statement of Cash Flows

		Period from
	For the 9 1/2 months ended	January 12, 2006 (date of inception) to
	October 31, 2005	October 31, 2006

Cash flows from operating activities:
Net loss	(3,372)	(3,372)
Adjustments to reconcile net loss to net cash
used by operating activities:
Change in operating assets and liabilities:
Increase in accounts payable and accrued
liabilities

Net cash used by operating activities	(3,372)	(3,372)

Cash flows from financing activities:
Common stock issued for cash	48,000	48,000
Due to related parties

	Net cash (used) provided by financing
activities	48,000	48,000

Net increase (decrease) in cash	44,628	44,628

Cash, beginning of the period	-	-

Cash, end of the period	44,628	44,628
	===============	===============

Supplemental cash flow disclosure:
Interest paid
	===============	===============
Taxes paid
	===============	===============

The accompanying notes are an integral part of these financial statements

NOTES TO FINANCIAL STATEMENTS

NOTE 1 - BUSINESS AND CONTINUED OPERATIONS

The financial statements presented are those of Reel Estate Services Inc. (the Company).  The Company was incorporated   under the laws of the State of Nevada on January 12, 2006  The Company was organized for the purpose of engaging in any activity or business not in conflict with the laws of the State of Nevada or of the United States of America.  The company plans to offer location identification services to the movie industry.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States.  Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates which have been made using careful judgment.

The financial statements have, in management’s opinion, been properly prepared within the reasonable limits of materiality and within the framework of the significant accounting policies summarized below:

Accounting Method

The Company’s financial statements are prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America

Going Concern

The Company’s financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business.  The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs and to allow it to continue as a going concern.   The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable.  If the Company is unable to obtain adequate capital, it could be forced to cease development of operations.

In order to continue as a going concern, develop a reliable source of revenues, and achieve a profitable level of operations the Company will need, among other things, additional capital resources.  In the interim, shareholders of the Company are committed to meeting its minimal operating expenses.  However, management cannot provide any assurances that the Company will be successful in accomplishing any of its plans.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations.  The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Development-Stage Company

The Company is considered a development-stage company, with no operating revenues during the periods presented, as defined by Statement of Financial Accounting Standards (“SFAS”) No. 7.  SFAS.  No. 7 requires companies to report their operations, shareholders deficit and cash flows since inception through the date that revenues are generated from management’s intended operations, among other things.  Management has defined inception as January 12, 2006.  Since inception, the Company has incurred operating losses totaling $3,372.  The Company’s working capital has been generated through the sales of common stock.  Management has provided financial data since January 12, 2006 “Inception” in the financial statements, as a means to provide readers of the Company’s financial information to make informed investment decisions.

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.  Actual results could differ from those estimates.

Loss Per Share

Net loss per share is calculated in accordance with SFAS 128, Earnings Per Share for the period presented.  Basic net loss per share is based upon the weighted average number of common shares outstanding.  Diluted net loss per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised.  The Company has no potentially dilutive securities as of October 31, 2006.

The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share computations for the period from inception January 12, 2006 through October 31, 2006:

            Numerator

            Basic and diluted net loss per share:

            Net Loss                                                $ (3,372)

            Denominator

            Basic and diluted weighted average
               Number of shares outstanding             1,197,432

            Basic and Diluted Net Loss Per Share    $  (0.003)

Stock Based Compensation

The Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”), and related interpretations in accounting for its employee stock options because the alternative fair value accounting provided under FASB Statement No. 123, Accounting for Stock-Based Compensation, (“SFAS 123”) requires the use of option valuation models that were not developed for use in valuing employee stock options.  As permitted, the Company adopted the disclosure alternative of SFAS 123 and SFAS 148, which require pro forma disclosure of net income and earnings per share as if the fair value method of accounting had been applied.  Since the Company has no significant stock options outstanding, the pro forma financial data is not meaningful.

Under APB 25, when the exercise price of the Company’s stock options equals or exceeds the fair value of the underlying stock on the date of grant, no compensation expense is recorded.

There were no options granted during the period presented, from inception January 12, 2006 through October 31, 2006.

NOTE 3 – RELATED PARTY TRANSACTIONS

There were no related party transactions in the period presented.

NOTE 4 - COMMITMENTS AND CONTINGENCIES

There were no commitments or contingencies at October 31, 2006.

NOTE 5 – CAPITAL STRUCTURE

Common Stock Transactions during the period from inception January 12, 2006 through October 31, 2006.

On February 6, 2006, the company issued 1,000,000 shares of its common stock to a single investor at a price of $0.01 per share for a total of $10,000.

On July 20, 2006, the company issued 250,000 shares of its common stock to a single investor at a price of $0.01 per share for a total of $2,500.

On July 28, 2006, the company issued 250,000 shares of its common stock to a single investor at a price of $0.01 per share for a total of $2,500.

Between August 26 and August 29, 2006 the Company issued a total of 75,000 shares of its common stock to 3 investors. The shares were sold at $0.02 for a total of  $1,500.

Between September 1 and September 29, 2006 the Company issued a total of 575,000 shares of its common stock to 19 investors. The shares were sold at $0.02 for a total of  $11,500.

Between October 2 and October 28, 2006 the Company issued a total of 1,000,000 shares of its common stock to 4 investors. The shares were sold at $0.02 for a total of  $20,000.

As of October 31, 2005, the Company had authorized 75,000,000 of $0.001 par common stock, of which 3,150,000 shares were issued and outstanding.

NOTE 6 – LITIGATION

There were no legal proceedings against the Company with respect to matters arising in the ordinary course of business.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

We have had no changes in or disagreements with our accountants.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a Registration Statement on form SB-2 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus. This Prospectus is filed as a part of that Registration Statement, but does not contain all of the information contained in the Registration Statement and exhibits. Statements made in the Registration Statement are summaries of the material terms of the referenced contracts, agreements or documents of the company. We refer you to our Registration Statement and each exhibit attached to it for a more detailed description of matters involving the company. You may inspect the Registration Statement, exhibits and schedules filed with the Securities and Exchange Commission at the Commission's principal office in Washington, D.C. Copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission. Our Registration Statement and the referenced exhibits can also be found on this site.

Until ________ , all dealers that effect in these securities whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II

Information Not Required In the Prospectus

Item 24. Indemnification of Directors and Officers

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws.

Under the Nevada statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation that is not the case with our articles of incorporation. Excepted from that immunity are:

(1)	a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;
(2)	a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);
(3)	a transaction from which the director derived an improper personal profit; and
(4)	Willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

(1)	such indemnification is expressly required to be made by law;
(2)	the proceeding was authorized by our Board of Directors;
(3)	such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or
(4)	Such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the company, or is or was serving at the request of the company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our bylaws or otherwise.

Our bylaws provide that no advance shall be made by us to an officer of the company, except by reason of the fact that such officer is or was a director of the company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the company.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

Item 25. Other Expenses of Issuance and Distribution

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee	$ 3.53
Federal Taxes	$ NIL
State Taxes and Fees	$ NIL
Transfer Agent Fees	$ 1,000
Accounting fee and expenses	$ 3,500
Legal fees and expenses	$ 5,500
Total	$ 10,003.53

We are paying all expenses of the offering listed above. No portion of these expenses will be paid by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 26. Recent Sales of Unregistered Securities

We issued 1,000,000 total shares of common stock at a price of $0.01 per share to our president, Miss Balderson for total consideration of $10,000 effective February 16, 2006. This issuance was made to Miss Balderson, who is a sophisticated individual and was in a position of access to relevant and material information regarding our operations. The shares were issued pursuant to Section 4(2) of the Securities Act of 1933 and are restricted shares as defined in the Securities Act.

We issued 250,000 total shares of common stock at a price of $0.01 per share to a director, Mr. Hunter for total consideration of $2,500 effective July 20, 2006. This issuance was made to Mr. Hunter, who is a sophisticated individual and was in a position of access to relevant and material information regarding our operations. The shares were issued pursuant to Section 4(2) of the Securities Act of 1933 and are restricted shares as defined in the Securities Act.

We issued an additional 250,000 total shares of common stock at a price of $0.01 per share to a director, Mr. Pedersen for total consideration of $2,500 effective July 28, 2006. This issuance was made to Mr. Pedersen, who is a sophisticated individual and was in a position of access to relevant and material information regarding our operations. The shares were issued pursuant to Section 4(2) of the Securities Act of 1933 and are restricted shares as defined in the Securities Act.

We completed an offering of 1,650,000 shares of our common stock at a price of $0.02 per share to a total of thirty four (31) purchasers on October 31, 2006.  The total amount we received from this offering was $33,000.  We completed the offering pursuant to Regulation S of the Securities Act.  Each purchaser represented to us that he/she was a non-US person as defined in Regulation S.  We did not engage in distribution of this offering in the United States.  Each purchaser represented his/her intention to acquire the securities for investment only and not with a view toward distribution. Each investor was given adequate access to sufficient information about us to make an informed investment decision.  None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved.  No registration rights were granted to any of the purchasers.

Item 27. Exhibits

Exhibit Number	Description
3.1	Articles of Incorporation
3.2	By-Laws
5.1	Opinion of Karen Batcher, with consent to use
23.1	Consent of John Kinross-Kennedy, Certified Public Accountant

Item 28. Undertakings

The undersigned registrant hereby undertakes:

  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;
(a)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)	to reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement, and;

(c)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.
  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

  For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

1. Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

2. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

3. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

4. Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the mater has been stated by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933, and we will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City Vancouver, Province of British Columbia, Canada on January 22, 2007.

Reel Estate Services Inc.
By:	/s/ Leah Balderson
Leah Balderson President, Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Chairman of the Board of Directors

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

           Signatures                                                        Title                                   Date

                                                     President, Chief Executive Officer,
                                                     Chief Financial Officer,
                                                     Chief Accounting Officer and
__/ s / Leah Balderson__               Chairman of the Board of Directors                January 22, 2007
        Leah Balderson

    / s / Jeffrey Hunter                      Director                                                         January 22, 2007
       Jeffrey Hunter

   / s / Ian Pedersen                        Director                                                         January 22, 2007
       Ian Pedersen

INDEX TO EXHIBITS

Exhibit Number	Description
3.1	Articles of Incorporation
3.2	By-Laws
5.1	Opinion of Karen Batcher with consent to use
23.1	Consent of John Kinross-Kennedy, Certified Public Accountant